FIRST AMENDMENT
TO SUBADVISORY AGREEMENT


      THIS AMENDMENT effective as of the 15th day of June, 2012 amends that certain Subadvisory Agreement effective June 21, 2012, (the "Agreement") among Virtus Insight Trust (the "Trust"), a Massachusetts business trust on behalf of its series Virtus Tax-Exempt Bond Fund (the "Fund"), Virtus Investment Advisers, Inc., a Massachusetts corporation (the "Adviser") and Newfleet Asset Management, LLC, a Delaware limited liability company (the "Subadviser") as follows:


1.	Virtus Tax-Exempt Bond Fund is hereby added as an
additional Series to the Agreement.

2.	The term of this Amendment to the Agreement, taken
together with the entire Agreement, with respect to Virtus Tax-Exempt Bond Fund, shall become effective on the date set forth above, and shall continue in effect until December 31, 2013. The term of the other
Designated Series is unaffected by this Amendment.  The
Agreement shall continue from year to year thereafter only so long as its continuance has been specifically approved at least annually by the Trustees in accordance with Section 15(a) of the Act, and by the majority vote of the disinterested Trustees in accordance with the requirements of Section 15(c) thereof.

2.	The Subadvisory fee for Virtus Tax-Exempt Bond Fund is
hereby set forth on Schedule C to the Agreement, Schedule
C is hereby deleted and Schedule C attached hereto is substituted in its place to reflect such addition.

3.	Schedule F to the Agreement is hereby deleted and
Schedule F attached hereto is substituted in its place to reflect the addition of Virtus Tax-Exempt Bond Fund.

4.	Except as expressly amended hereby, all provisions of the
Agreement shall remain in full force and effect and are unchanged in all other respects. All initial capitalized terms used herein shall have such meanings as ascribed thereto in the Agreement.

5.	This Agreement may be executed in any number of
counterparts (including executed counterparts delivered and exchanged by facsimile transmission) with the same effect as if all signing parties had originally signed the same document, and all counterparts shall be construed together and shall constitute the same instrument. For all purposes, signatures delivered and exchanged by facsimile transmission shall be binding and effective to the same extent as original signatures.

[Signature Page Follows]





IN WITNESS WHEREOF, the parties hereto intending to be legally bound have caused this Agreement to be executed by their duly authorized officers.


VIRTUS INSIGHT TRUST

By:   /s/ W. Patrick Bradley
Name: W. Patrick Bradley
Title: Vice President, Chief
Financial Officer & Treasurer


VIRTUS INVESTMENT ADVISERS, INC.

By:  /s/ David G. Hanley
Name:	David G. Hanley
Title:   Vice President & Treasurer



ACCEPTED:

NEWFLEET ASSET MANAGEMENT, LLC


By:  /s/ Francis G. Waltman
Name:	Francis G. Waltman
Title:	Executive Vice President



SCHEDULE C

	SUBADVISORY FEE

      (a)	For services provided to the Fund, the Adviser will
pay to the Subadviser a fee, payable monthly in arrears, at the annual rate stated below. The fee shall be prorated for any month during which this Agreement is in effect for only a portion of the month. In computing the fee to be paid to the Subadviser, the net asset value of each Designated Series shall be valued as set forth in the then current registration statement of the Fund.
      (b)


Name of Series                          Proposed Subadvisory Fee to
                                        be Paid by VIA to Newfleet

Virtus Low Duration Income Fund         50% of the net advisory fee

Virtus Tax-Exempt Bond Fund             50% of the net advisory fee


       For this purpose, the "net advisory fee" means the advisory fee paid to the Adviser after accounting for any applicable fee waiver and/or expense limitation agreement, which shall not include reimbursement of the Adviser for any expenses or recapture of prior waivers. In the event that the Adviser waives its entire fee and also assumes expenses of the Fund pursuant to an applicable expense limitation agreement, the Subadviser will similarly waive its entire fee and will share in the expense assumption by contributing 50% of the assumed amount. However, because the Subadviser shares the fee waiver and/or expense assumption equally with the Adviser, if during the term of this Agreement the Adviser later recaptures some or all of the fees so waived or expenses so assumed by the Adviser and the Subadviser together, the Adviser shall pay to the Subadviser 50% of the amount recaptured.



SCHEDULE F

DESIGNATED SERIES
Virtus Low Duration Income Fund
Virtus Tax-Exempt Bond Fund